Exhibit 99.1

NEWS RELEASE

Contacts:

Media – John Vigeland

(920) 429-4132

Investor Relations –

(920) 429-7039

SHOPKO ANNOUNCES TERMINATION OF HART-SCOTT-RODINO

 WAITING PERIOD

GREEN BAY, Wis. (May 27, 2005):  ShopKo Stores, Inc. (NYSE: SKO), today announced it has received notification the Federal Trade Commission has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the previously announced definitive merger agreement that provides for the acquisition of ShopKo by an affiliate of Minneapolis-based private equity investment firm Goldner Hawn Johnson & Morrison Incorporated (“GHJM”).

The closing of the transaction remains subject to approval by ShopKo’s shareholders, funding under the financing commitments obtained by GHJM, and other customary conditions.  The company currently anticipates that the transaction will close late in the company’s second fiscal quarter or early in the third fiscal quarter.

ShopKo Stores, Inc. is a retailer of quality goods and services headquartered in Green Bay, Wis., with stores located throughout the Midwest, Mountain and Pacific Northwest regions.  Retail formats include 140 ShopKo stores, providing quality name-brand merchandise, great values, pharmacy and optical services in mid-sized to larger cities; 223 Pamida stores, 117 of which contain pharmacies, bringing value and convenience close to home in small, rural communities; and three ShopKo Express Rx stores, a new and convenient neighborhood drugstore concept.  With more than $3.0 billion in annual sales, ShopKo Stores, Inc. is listed on the New York Stock Exchange under the symbol SKO.  For more information about ShopKo, Pamida or ShopKo Express Rx, visit our Web site at www.shopko.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expected sales and other financial results.  Such statements are subject to important factors that could cause ShopKo's actual results to differ materially from those anticipated by the forward-looking statements including those referenced in ShopKo's current annual report on Form 10-K or as may be described from time to time in ShopKo's subsequent SEC filings; and such factors are incorporated by reference.

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